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                             DAVIS, GRAHAM & STUBBS LLP
                          A Limited Liability Partnership
                                  Attorneys at Law

                                 Writer's Address:
                                 515 Post Oak Blvd.
                                     Suite 870
                                Houston, Texas 77027
                                713-850-9400 (phone)
                                 713-850-0807 (fax)

                                    April 16, 1999

Berger Investment Portfolio Trust
210 University Blvd., Suite 900
Denver, Colorado 80206

Ladies and Gentlemen:

          We have acted as counsel to Berger Investment Portfolio Trust, a Delaware business trust (the "Trust"), in connection with the proposed acquisition by the Berger Information Technology Fund (the "Acquiring Fund"), a series of the Trust, of all the assets of the InformationTech 100 Fund (the "Acquired Fund"), a series of Advisors Series Trust, a Delaware business trust ("AST"), in exchange for the assumption of all liabilities of the Acquired Fund and the issuance of Institutional Shares of beneficial interest, $.01 par value, of the Acquiring Fund (the "Shares") pursuant to the Agreement and Plan of Reorganization, by and between AST, with respect to the Acquired Fund, and the Trust, with respect to the Acquiring Fund (the "Reorganization Agreement"). We are providing this opinion in connection with the registration by the Trust of the Shares as described in the Registration Statement on Form N-14 of the Trust filed with the Securities and Exchange Commission on April 16, 1999 (the "Registration Statement").

          In such connection, we have examined the Trust's Trust Instrument and Bylaws, the proceedings of its Trustees relating to the authorization, issuance and proposed sale of the Shares, the form of Reorganization Agreement filed in the Registration Statement, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

          Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Acquiring Fund of full consideration for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, and assuming approval by the shareholders of the Acquired Fund of the matters contemplated by the Reorganization Agreement at a special meeting called for that purpose, will be validly issued, fully paid and non-assessable Shares of the Trust.
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Berger Investment Portfolio Trust
April 16, 1999
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          We hereby consent to all references to this firm in the Registration
Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Registration Statement, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              DAVIS, GRAHAM & STUBBS LLP